Exhibit 4.1

THIS NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 (THE “ACT”) NOR UNDER ANY STATE SECURITIES LAW AND THIS NOTE MAY NOT BE PLEDGED, SOLD, ASSIGNED OR OTHERWISE TRANSFERRED UNTIL (1) A REGISTRATION STATEMENT UNDER THE ACT AND ANY APPLICABLE STATE SECURITIES LAW HAS BECOME EFFECTIVE WITH RESPECT THERETO OR (2) RECEIPT BY THE MAKER OF AN OPINION OF COUNSEL ACCEPTABLE TO THE MAKER (IF SO REQUESTED) TO THE EFFECT THAT REGISTRATION UNDER THE ACT OR APPLICABLE STATE SECURITIES LAW IS NOT REQUIRED IN CONNECTION WITH THE PROPOSED TRANSFER.

CONVERTIBLE PROMISSORY NOTE

$_____________	January ___, 2009

     FOR VALUE RECEIVED, the undersigned BEACON ENTERPRISE SOLUTIONS GROUP, INC., a Nevada corporation (the “Maker”), promises to pay to ____________________ (the “Holder”), the principal sum of _____________________________ DOLLARS ($________), plus interest from the date hereof at a rate equal to twelve and one-half percent (12.5%) per annum (the “Base Interest Rate”) on the unpaid principal amount outstanding hereunder from time to time. The principal amount of this Promissory Note shall be due and payable on July 19, 2009 (the “Maturity Date”), provided that the Maturity Date may be extended by the Maker to January 19, 2010 (the “Extended Maturity Date”) by notice to Holder on or prior to the Maturity Date; provided that, if the Maturity Date shall be extended, the Maker shall pay interest from the Maturity Date through the Extended Maturity Date at a rate equal to fifteen percent (15%) per annum (the “Extension Period Interest Rate”). Payments of principal and interest shall be made in lawful money of the United States of America, to the address of record of the Holder as set forth herein, or at such place as the Holder may designate in writing. This Promissory Note (this “Note”) is issued in connection with that certain Note Purchase Agreement (as modified and amended from time to time, the “Purchase Agreement”), of even date herewith, by and among the Maker and the Holder.

     1. The principal and interest on this Note shall be due and payable as follows:

          (a) Interest shall be payable monthly in arrears at the Base Interest Rate or the Extension Period Interest Rate, as applicable; and

          (b) In the event that the Maturity Date is extended to the Extended Maturity Date as provided above, then the Maker shall make payments of not less than sixteen and two-thirds percent (16.67%) of the principal amount of this Note outstanding (i.e., the principal amount less any amounts converted by the Holder or prepaid by the Maker), each month beginning on August 19, 2009 until December 19, 2009; and

          (c) The entire unpaid balance of the principal and any accrued interest thereon shall be due and payable on the Maturity Date or the Extended Maturity Date, as applicable; and

          (d) At any time on or after March 19, 2009, the Maker may prepay this Note in whole or in part upon thirty (30) days prior written notice (the “Prepayment Notice”), without premium or penalty, such prepayment to be applied first to principal and then to accrued interest. The Prepayment Notice shall, among other things (i) expressly state that, if the Holder does not elect to convert the Note, in whole or in part, within said ten (10) day time period, such Holder will lose the right to convert the Note in accordance with Section 2 hereof; and (ii) provide a copy of the most recent financial statement available at the time of the issuance of the Prepayment Notice.

     2. The Holder has the option to convert the outstanding principal amount of this Note, in whole or in increments of $5,000, into shares of Common Stock (“Stock”), $0.001 par value per share, of the Maker at any time prior to the Maturity Date or Extended Maturity Date, as applicable, in accordance with the following terms and conditions:

          (a) The Holder shall have the right to convert the outstanding principal amount of the Note by written notice given to the Maker of Holder’s determination to so convert the outstanding principal amount of the Note, in whole or in part (as specified in Holder’s notice), into shares of Stock on the third business day following Maker’s receipt of Holder’s notice; provided, however, that the Holder must convert at least $5,000 of outstanding principal.

          (b) The number of shares of Stock to be issued to Holder upon conversion shall be equal to the quotient obtained by dividing (x) the principal amount that the Holder specifies in its notice to convert by (y) Seventy-Five Cents ($0.75) (the “Conversion Price”).

          (c) In connection with the conversion of this Note, in whole or in part, the Holder shall surrender to the Maker this Note for cancellation in exchange for the shares of Stock. In connection with a partial conversion, upon the surrender to the Maker of this Note the Maker shall issue to the Holder a new Note with a principal amount adjusted to reflect such partial conversion. Upon delivery to the Maker of such Note for cancellation, the Holder shall be deemed to be the holder of the respective number of shares of Stock issuable upon conversion of such Note, as specified in Holder’s notice. The Maker shall pay any accrued and unpaid interest at the time of such conversion.

     3. Security Interest, Subordination and Additional Debt. The Holder hereby agrees for itself and for its successors and assigns that

          (a) this Note and the obligations represented thereby are expressly subordinate to the Maker’s existing secured debt obligations. Subject to the security interests of the existing secured creditors, which the Holder acknowledges to be senior to the security interest created hereby, the obligations of the Maker under Note shall be secured by the accounts receivable and other assets of the Company. The Holder further acknowledges that the security interest created hereby shall be pari passu with the security interests of the holders of the Other Notes (as defined in the Note Purchase Agreement).

          (b) unless and until the Note is repaid in full, the Maker shall not issue new debt ranking senior to or pari passu with the Note.

     4. Default. In the case of the occurrence of one or more of the following events (each, a “Default”): (i) the Maker fails to make when due any payment of principal or interest hereunder and such default is not cured within twenty (20) business days; (ii) the Maker becomes insolvent or generally is unable to pay, or admits in writing its inability to pay, any of its debts as they become due; (iii) the Maker applies for a trustee, receiver or other custodian for it or substantially all of its property; (iv) a trustee, receiver or other custodian is appointed for the Maker for substantially all of its property; or (v) any bankruptcy, reorganization, debt arrangement, or other case or proceeding is commenced in respect of the Maker; then, upon the occurrence of any such event, all unpaid principal, accrued interest and other amounts owing hereunder shall automatically be immediately due, payable and collectible by Holder pursuant to applicable law.

     5. Missed Payments. If the Maker fails to make any monthly interest payment when due hereunder, the outstanding principal shall accrue interest at a rate per annum equal to the Base Interest Rate or the Extension Period Rate, as applicable, plus an additional 0.4166% for each such failure to make a monthly interest payment.

     6. Waiver. Maker hereby waives, to the fullest extent permitted by applicable law, notice, demands, notice of nonpayment, presentment, protest and notice of dishonor.

     7. Enforcement. Upon the occurrence of a Default, the Holder may employ an attorney to enforce the Holder’s rights and remedies and the Maker hereby agrees to reimburse the Holder for its reasonable attorneys’ fees, plus all other reasonable expenses incurred by the Holder in exercising any of the Holder’s rights and remedies upon default. The rights and remedies of the Holder as provided in this Note shall be cumulative and may be pursued singly, successively or together. The failure to exercise any such right or remedy shall not be a waiver or release of such rights or remedies or the right to exercise any of them at another time.

     8. Maximum Rate. To the extent it may lawfully do so, the Maker hereby agrees not to insist upon or plead or in any manner whatsoever claim, and will resist any and all efforts to be compelled to take the benefit or advantage of, usury laws wherever enacted, now or at any time hereafter in force, in connection with any claim, action or proceeding that may be brought by Holder in order to enforce any right or remedy under this Note. Notwithstanding any provision to the contrary contained in this Note, it is expressly agreed and provided that the total liability of the Maker hereunder for payments in the nature of interest shall not exceed the maximum lawful rate authorized under applicable law (the “Maximum Rate”) and, without limiting the foregoing, in no event shall any rate of interest or default interest, or both of them, when aggregated with any other sums in the nature of interest that the Maker may be obligated to pay under the Transaction Documents (as defined in the Purchase Agreement) exceed such Maximum Rate. If under any circumstances whatsoever, interest in excess of the Maximum Rate is paid by the Maker to the Holder with respect to indebtedness evidenced by the Transaction Documents, such excess shall be applied by the Holder to the unpaid principal balance of any such indebtedness or be refunded to the Maker, the manner of handling such excess to be at the Holder’s election.

9. Miscellaneous. The following general provisions apply:

          (a) This Note, and the obligations and rights of the parties hereunder, shall be binding upon and inure to the benefit of the Maker, the Holder and their respective heirs, personal representatives, successors and assigns.

          (b) Changes in or amendments or additions to this Note may be made, or compliance with any term, covenant, agreement, condition or provision set forth herein may be omitted or waived (either generally or in a particular instance and either retroactively or prospectively), only upon written consent of the Maker and the Holder.

          (c) THE UNDERSIGNED AND ANY HOLDER HEREOF WAIVE TRIAL BY JURY IN ANY ACTION OR PROCEEDING TO WHICH THE UNDERSIGNED AND ANY SUCH HOLDER MAY BE PARTIES ARISING OUT OF OR IN CONNECTION WITH THIS NOTE.

          (d) All notices, requests and other communications to any party hereunder shall be in writing and sufficient if delivered personally or sent by telecopy (with confirmation of receipt) or by registered or certified mail, postage prepaid, return receipt requested, addressed as follows:

          If to Maker, to:

BEACON ENTERPRISE SOLUTIONS GROUP, INC.
1961 Bishop Lane
Louisville, Kentucky 40218
Attention: Bruce Widener, Chief Executive Officer

          If to the Holder, to Holder’s address specified in the Purchase Agreement,

or to such other address or telecopy number as the party to whom notice is to be given may have furnished to the other party in writing in accordance herewith. Each such notice, request or communication shall be effective when received or, if given by mail, when delivered on a business day at the address specified in this Section or on the fifth business day following the date on which such communication is posted, whichever occurs first.

          (e) This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to the conflicts of law provisions thereof. Any action, proceeding or claim against it arising out of, or relating in any way to, this Note may be brought and enforced in the courts of the State of New York or of the United States of America located in the County of New York, State of New York, and Maker and Holder irrevocably submit to such jurisdiction for such purpose. Maker and Holder hereby irrevocably waive any objection to such exclusive jurisdiction or inconvenient forum.

     IN WITNESS WHEREOF, the Maker has caused this Note to be executed in its corporate name by a duly authorized officer, by order of its Board of Directors as of the day and year first above written.

BEACON ENTERPRISE SOLUTIONS GROUP, INC.

By:	_______________________
Name: Bruce Widener Title: Chief Executive Officer